Exhibit 5(b)


                            THELEN REID & PRIEST LLP
NEW YORK                        ATTORNEYS AT LAW
SAN FRANCISCO                 40 WEST 57TH STREET
WASHINGTON, D.C.            NEW YORK, N.Y. 10019-4097
LOS ANGELES           TEL (212) 603-2000 FAX (212) 603-2001
SILICON VALLEY                www. thelenreid.com
MORRISTOWN, N.J.

                                        December 14, 2000


TXU Electric Company
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201

Ladies and Gentlemen:

     Reference is made to the Registration Statement (Registration Statement) on Form S-3 to be filed by TXU Electric Company (Company) on or about the date hereof, with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (Securities Act), for the registration of one or more new series of the Company's first mortgage bonds (First Mortgage Bonds) in an aggregate principal amount of $76,150,000. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

     2. All requisite action necessary to make any First Mortgage Bonds valid, legal and binding obligations of the Company will have been taken when:

          a. The Board of Directors of the Company or a duly authorized committee thereof, shall have authorized the issuance and sale of the First Mortgage Bonds, and the execution and delivery of an appropriate Supplemental Indenture to the Company's Mortgage and Deed of Trust, dated as of December 1, 1983, to The Bank of New York, Trustee (Mortgage), and shall have taken any other action necessary to the consummation of the proposed issuance and sale of the First Mortgage Bonds;

          b. The aforementioned Supplemental Indenture shall have been duly executed and delivered by the parties thereto; and

          c. The First Mortgage Bonds shall have been issued and delivered for the consideration contemplated in the Registration Statement and any prospectus supplement relating to the First Mortgage Bonds and in accordance with the provisions of the Mortgage, as heretofore supplemented and to be further supplemented by the aforementioned Supplemental Indenture.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of Texas. As to all matters of Texas law, we have with your consent relied upon an opinion of even date herewith addressed to you by Worsham Forsythe Wooldridge LLP of Dallas, Texas.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name as counsel in the combined Prospectus which is a part of Registration Statement No. 333-42985 incorporated by reference in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                        Very truly yours,

                                        /s/ THELEN REID & PRIEST LLP

                                        THELEN REID & PRIEST LLP


                                       2